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December 3, 1997


Board of Directors
Sara Lee Corporation
Three First National Plaza
Chicago, IL  60602-4260

                           Re: Sara Lee Corporation
                      Registration Statement on Form S-8

Dear Ladies and Gentlemen:

As General Counsel of Sara Lee Corporation, a Maryland corporation (the "Company"), I have participated in the preparation and the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 12,515,000 shares of the Company's common stock, par value $1.33-1/3 per share ("Common Stock") for issuance under the Sara Lee Corporation Netherlands Option and Share Plan; Share 2000 Global Stock Plan; and Gallo Salame Money Accumulation Plan for Collectively Bargained Employees (the "Plans"). All capitalized terms not otherwise defined herein have the same meanings set forth in the Registration Statement.

I have examined such agreements, documents, instruments and records as I deemed necessary or appropriate under the circumstances for me to express the opinion set forth below. Based upon and subject to the foregoing, it is my opinion that the Common Stock when issued and paid for in accordance with the terms of the respective plans, will be duly authorized and validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Corporation's Registration Statement on Form S-8 relating to the Common Stock.

Very truly yours,

/s/ Janet Langford Kelly

Janet Langford Kelly
Senior Vice President, Secretary and General Counsel